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                                                                     Exhibit 3.2

                        MAINSPRING COMMUNICATIONS, INC.

                  FIFTH RESTATED CERTIFICATE OF INCORPORATION


         IT IS HEREBY CERTIFIED THAT:

         1.    Mainspring Communications, Inc. (the "Corporation") is a
                                                     -----------
corporation duly organized and existing under the General Corporation Law of the State of Delaware. The Corporation was originally incorporated under the name Stephen M. Bayle Associates, Inc., and the date of filing of its original certificate of incorporation with the Secretary of State of Delaware was April 2, 1996.

         2. This Fifth Restated Certificate of Incorporation restates and integrates and also further amends the certificate of incorporation of the Corporation, as theretofore amended and supplemented. This Fifth Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holders of the outstanding stock of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         3. The text of the Corporation's certificate of incorporation, as previously amended and supplemented, is hereby amended and restated to read as herein set forth in full:

         FIRST.   The name of the Corporation is Mainspring Communications, Inc.

         SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

         THIRD.   The nature of the business or purposes to be conducted or
promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Seventy Five Million (275,000,000) shares, consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock, with a par value of $.01 per share (the "Common Stock"), and Twenty-Five Million (25,000,000) shares of Preferred Stock, with a par value of $.01 per share (the "Preferred Stock").

         Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provision of law and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all (with all classes of capital stock voting together as a single
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class) the stockholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this paragraph of this Article Fourth.

         Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the holders of Common Stock shall vote together with the holders of the Preferred Stock as a single class with respect to any proposed amendment hereto that would increase the number of authorized shares of Common Stock or Preferred Stock with each such share being entitled to such number of votes per share as is provided in this Article Fourth (or any Certificate of Designation for any Series of Preferred Stock), and the holders of the Common Stock shall not be entitled to a separate class vote with respect thereto.

         A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.       COMMON STOCK
         ------------

         1.    General. All shares of Common Stock will be identical and will
               -------
entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

         2.    Dividends. Dividends may be declared and paid on the Common Stock
               ---------
from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         3.    Dissolution, Liquidation or Winding Up. In the event of any
               -----------
dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

         4.    Voting Rights. Except as otherwise required by law or this
               -------------
Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

B.       PREFERRED STOCK
         ---------------

         The undesignated Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation

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may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative preferences, powers, qualifications, rights and privileges which may be determined by the Board of Directors of the Corporation as described below, all shares of Preferred Stock shall be identical. Except as and to the extent otherwise specified herein, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by class.

         The Board of Directors of the Corporation is expressly authorized by a vote of a majority of the members of the Board of Directors then in office, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, as amended from time to time, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the General Corporation Law of the State of Delaware, for the issue of the Preferred Stock or one or more classes or series, each with the designations, rights and privileges that shall be stated in the vote or votes creating such classes or series. The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

         1. The distinctive designation of such class or series and the number of shares to constitute such class or series;

         2. The rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

         3. The right, if any, of the Corporation to redeem shares of the particular class or series and, if redeemable, the price, terms and manner of such redemption;

         4. The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         5. The terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of stock, or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         6. The obligation, if any, of the Corporation to retire or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

         7. Voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any such class or series;

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         8.    Limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;
and

         9. Any other preferences, powers, qualifications, special or relative rights and privileges thereof that the Board of Directors of the Corporation may deem advisable and that are not inconsistent with law and the provisions of this Certificate of Incorporation.

         FIFTH.    The Corporation is to have perpetual existence.

         SIXTH.    In furtherance and not in limitation of powers conferred by the General Corporation Law of the State of Delaware, it is further provided that:

         A.    By-laws. The Board of Directors is expressly authorized to adopt,
               -------
               amend or repeal the By-laws of the Corporation.

         B.    Election of Directors. The election of directors by the
               ---------------------
               stockholders need not be by written ballot unless the Bylaws of the Corporation provide otherwise.

         C.    Books and Records. The books and records of the Corporation may
               -----------------
               be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

         SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

         If the General Corporation Law of the State of Delaware is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

         Any repeal or modification of this Article SEVENTH shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



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         EIGHTH.

         1.    Actions, Suits and Proceedings Other than by or in the Right of
               ---------------------------------------------------------------
the Corporation. The Corporation shall indemnify each person who was or is a
---------------
party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (each such person being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a
        ---------------
presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with an actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (i) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation or (ii) initiated and approved by the Board of Directors of the Corporation against the Indemnitee. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

         2.    Actions or Suits by or in the Right of the Corporation. The
               ------------------------------------------------------
Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person

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shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys fees) which the Court of Chancery of Delaware or such other court shall deem proper.

         3.    Indemnification for Expenses of Successful Party. Notwithstanding
               ------------------------------------------------
the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim issue or matter therein or on appeal from any such action, suit or proceeding he shall be indemnified against all expenses (including attorneys'
fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the
          ---------------
Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

         4.    Notification and Defense of Claim. As a condition precedent to
               ---------------------------------
his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such a claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice to the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

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         5.    Advance of Expenses. Subject to the provisions of Section 6
               -------------------
below, in the event that the Corporation does not assume the defense pursuant to
Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal from shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee
--------  -------
in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment. The Corporation shall have no obligation to advance expenses in any proceeding in which the Corporation is a party and in which the Corporation is undertaking any such proceeding against any officer or director of the Corporation. Any advancement of expenses in such proceeding shall be at the discretion of the Board of Directors of the Corporation.

         6.    Procedure for Indemnification. In order to obtain indemnification
               -----------------------------
or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

         7.    Remedies. The right to indemnification or advances as granted by
               --------
this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disruption thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the

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Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         8.    Subsequent Amendment. No amendment, termination or repeal of this
               --------------------
Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

         9.    Other Rights. The indemnification and advancement of expenses
               ------------
provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set form in this Article and as limited by applicable law.

         10.   Partial Indemnification. If an Indemnitee is entitled under any
               -----------------------
provision of this Article to Indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

         11.   Insurance. The Corporation may purchase and maintain insurance,
               ---------
at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

         12.   Merger or Consolidation. If the Corporation is merged into or
               -----------------------
consolidated with another corporation and the Corporation is not the surviving corporation, the surviving

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corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

         13.   Savings Clause. If this Article or any portion hereof shall be
               --------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in correction with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

         14.   Definitions. Terms used herein and defined in Section 145(h) and
               -----------
Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and
Section 145(i).

         15.   Subsequent Legislation. If the General Corporation Law of the
               ----------------------
State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

         NINTH.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         TENTH.    Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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         4.    The foregoing amendments and restatement of the Certificate of
Incorporation have been duly adopted in accordance with the provisions of
Section 228, 242 and 245 of the General Corporation Law of the State of
Delaware.

         The foregoing Fifth Restated Certificate of Incorporation has been signed and attested as of _______________, 2000.


                                                 ----------------------------
                                                 Mark A. Verdi
                                                 Vice President, Finance and
                                                   Administration and Secretary

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